Exhibit 99.1

Security With Advanced Technology Provides Updates on its Less-Lethal Business Segment

Veritas Tactical advances product offerings while SWAT suspends development work on Avurt IM-5

Westminster, Colo., January 22, 2008--Security With Advanced Technology, Inc. (Nasdaq: SWAT) today provided updates on its less-lethal business segment.

➢	After extensive product introduction delays, product revisions and further testing, the Company has determined to suspend further development of the Avurt IM-5 launcher. The Avurt IM-5 project will be evaluated for possible sale, licensing or other opportunities to re-cover investment in the project.

➢	The Veritas Mark IV rifle launcher has moved into commercial production and Veritas has written requests for purchase test and evaluation by several dozen law enforcement agencies and prospective distributors upon receipt of first units.

➢	Initial production units of the Veritas Tactical P8 less-lethal launcher have been received and are currently in purchase test and evaluation by multiple law enforcement and military agencies both in the U.S. and internationally. Such current field test and evaluation includes the Denver, CO Police Department. Denver has deployed P8 units for testing in the field with patrol officers in the metro area. This evaluation process will involve deployment in the engagements that the Denver PD metro officers face daily.

➢	Veritas Tactical has also begun shipment of the advanced revised PAVA ball projectiles for law enforcement and military use. Such revision includes increased potency of the powder by almost three times the active irritant powder as compared to projectiles currently on the market.

SWAT CEO, Jeff McGonegal, stated, “This extremely disappointing decision to suspend the Avurt IM-5 launcher was made after extensive testing and evaluation. While recent progress had been made in the projectile velocity, it was not deemed an acceptable level of deterrent to protect our potential customers who would be relying on the product. We are currently evaluating the financial impact of this decision and while it will involve a significant adjustment to the carrying level of intangible and certain tangible assets, we do not believe that any further significant cash outlay will be required. The personnel and overhead costs associated with the Avurt division are being eliminated. We are optimistic that our other less-lethal products will generate significant excitement in the marketplace.”

Ben Cook, Director of Veritas Tactical division noted, “We currently have several departments evaluating our new less-lethal P8 product, most notably, the Denver Police Department, who is an influential trend setter in our home region. We believe that Denver PD will be well served by the flexibility and effectiveness of the P8 system. Denver PD is a progressive department that is constantly on the lookout for tools to help officers increase their effectiveness and safety on the street.”

The new VT-P8 is a pistol sized less-lethal launcher with an 8-round capacity that shoots Veritas Tactical new PAVA projectiles at 400 feet per second. The Company’s PAVA projectile is color coded less-lethal orange to allow operators to quickly identify which projectile they are using upon loading. The highly potent PAVA powder combined with the impact of the projectile, create significant pain upon impact and a strong chemical reaction temporarily affecting a suspect’s vision, breathing, as well as causing skin irritation. With accuracy up to 75 feet, the VT-P8 generates an industry leading range for safe compliance and stopping power over conventional stun guns and pepper spray products currently being sold. The launchers will also fire inert practice rounds, marking rounds and plastic glass breaking rounds. The VT-P8‘s magazine allows operators to quickly reload air and projectiles as both are housed in the magazine itself.

Prototypes of the new Veritas Mark IV rifle launcher had been previously demonstrated at the Milipol show in Paris and the Land Warfare show in Australia and continue to receive great interest from potential customers for this new agency product. Veritas currently has over 50 requests from agencies and prospective distributors for evaluation and test units which will be shipped to them immediately upon receipt of the first units expected to be delivered in early February 2008. The Veritas Mark IV launcher is being developed \ produced for SWAT under an expanding arrangement with Tiberius Arms. The products have been created using what we believe to be the state of the art Tiberius patented proprietary pneumatic air system and rapid change ammunition magazine. Production quantities of the Mark IV are expected to be available for sale in the first quarter of 2008.

About Veritas Tactical —
Veritas Tactical, a progressive division of SWAT, is on the cutting edge of product innovation for less-lethal weapons and tactical training. Veritas Tactical’s goal is to provide innovative tools and training to increase the tactical effectiveness of militaries and law enforcement worldwide. The division’s products and training are currently only offered to military, law enforcement, and qualified personnel. To learn more about Veritas Tactical go to www.veritastactical.com

About Security With Advanced Technology, Inc. —
Security With Advanced Technology, Inc. is a leading provider of high-tech security products and services, which include non-lethal personal protection devices, surveillance and intrusion detection systems and mobile digital video surveillance solutions. SWAT’s products and services are designed for government agencies, military and law enforcement, in addition to transportation, commercial facilities and non-lethal personal protection segments. For additional information visit www.swat-systems.com or call the corporate headquarters at (800) 498-7965.

Forward-Looking Statement
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize, including, without limitation, the efficacy of the company’s products and services, the company’s ability to secure its ownership of, right to use and protect its intellectual property and proprietary technology and the company’s ability to complete development of, launch and achieve acceptable levels of sales and margins for its products and services. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC.

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Contacts:
         Jeff McGonegal - SWAT CEO - 303- 475-3786
         Ben Cook - Veritas Director - 303-952-3451
         Greg Cardarelle - Veritas Sales - 303-952-3433